HandHeld Entertainment Completes Acquisition of eBaum's World, $28.1 Million Financing Round and Name Change to ZVUE Corporation

Thursday November 1, 9:01 am ET

SAN FRANCISCO--(BUSINESS WIRE)--ZVUE™ Corporation (formerly HandHeld Entertainment, Inc.) (NASDAQ: ZVUE), a global digital entertainment company, today completed its acquisition of eBaum’s World™, one of the Internet’s premier online entertainment sites. ZVUE also announced the sale of $28.1 million of convertible debentures, a $4.1 million increase over its previously-stated plans.

With the acquisition of eBaum’s World, which provides user-generated videos, games, jokes, photos and other content to hundreds of thousands of visitors every day, the ZVUE Network of websites now entertains more than 24 million unique visitors per month, providing advertisers with innovative solutions for reaching the highly prized 18-to-34-year-old male demographic. The company has various licensing and content relationships with AOL Video, Facebook, FOX Mobile and many others.

“The acquisition of eBaum’s World is a transforming event for ZVUE,” said Jeff Oscodar, president and CEO of ZVUE Corp. “Not only does it establish ZVUE Networks as one of top providers of online videos in the world but it also demonstrates that ZVUE has, in the words of In-Stat analyst Michael Inouye, ‘catapulted onto the world stage in a big way.’”

eBaum’s World is a worldwide leader in the user generated content market, with visitors averaging more than 10 minutes per visit and with more than 60% repeat visitors. The site was also recently recognized as one of the top 10 funniest video sites on the web by PC Magazine. In addition to tens of millions of unique visitors per month, eBaum’s World is expected to deliver nearly 3 billion page views and video streams by the end of 2007.

Summary of Acquisition Terms

Under the terms of the acquisition ZVUE paid $17.5 million for eBaum’s World, including $15 million in cash and $5 million in common stock (which is subject to a $2.5 million one-year hold-back based on achievement of certain financial targets). In addition, ZVUE may also pay earn-outs of up to $32.5 million ($17.6 million in stock and $14.9 million in cash) over the three years following the close of the acquisition, dependent on the achievement of certain financial and operational milestones of the purchased business.

Terms of Financing

Under the terms of financing, ZVUE sold $28.1 million of three-year, 7.5 percent convertible debentures with a fixed conversion price at $1.90 per share, subject to adjustment. Of the proceeds, $14.3 million is for the acquisition of eBaum’s World and $13.7 million is for future mergers and acquisitions, working capital, repayment of existing debt and fees. Other significant terms related to the notes include:

•	3.7 million warrants with an exercise price of $1.90 and 3.4 million warrants with an exercise price of $2.09

•	Principal and interest on the debentures to be paid in either stock or cash, at ZVUE’s option

•	Customary registration rights and anti-dilution provisions

•	$2.9 million of the financing provided by company insiders

“Closing the financing is a major accomplishment for our company and our shareholders,” Oscodar said. “The funding not only helps finalize the eBaum’s World acquisition but also increases our resources, working capital and ability to growth through future acquisitions, as well.”

About ZVUE Corporation

ZVUE Corporation (formerly HandHeld Entertainment, Inc.) (NASDAQ:ZVUE - News) is a global digital entertainment company. Its ZVUE Network (comprised of eBaumsWorld.com, Putfile.com , Holylemon.com , UnOriginal.co.uk , YourDailyMedia.com , Dorks.com , FunMansion.com and ZVUE.com ) is consistently among the top-five companies providing user-generated video online. ZVUE™ personal media players are mass-market priced and currently available for purchase online and in more than 2,200 Wal-Mart stores throughout the U.S. For more information, visit www.zvue.com.

ZVUE, HandHeld Entertainment, eBaum’s World, ZVUE Network, eBaumsWorld.com, Putfile.com, Holylemon.com, UnOriginal.co.uk, YourDailyMedia.com, Dorks.com, FunMansion.com, ZVUE.com and ZVUE are trademarks of ZVUE Corporation. All other trademarks are property of their respective owners.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors including the ability of the company to successfully commercialize its new technologies as well as risk factors set forth from time to time in ZVUE Corporations’ filings with the United States Securities and Exchange Commission, including Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K and other reports filed by the company with the SEC. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. As a result, investors should not place undue reliance on these forward-looking statements.